Exhibit 99.1

For Release: January 26, 2017

Contact: Jamie Oberle, Merchants Bank, at (802) 865-1603

Merchants Bancshares, Inc. Reports Fourth Quarter and Year End 2016 Results; Declares Dividend

SOUTH BURLINGTON, VT— Merchants Bancshares, Inc.  (NASDAQ:  MBVT) (the “Company”), the parent company of Merchants Bank, today announced net income of $3.1 million and $0.45 per diluted share for the fourth quarter of 2016 compared to net income of $3.9 million or $0.57 per diluted share in the third quarter of 2016 and $2.3 million in net income or $0.36 per diluted share in the fourth quarter of 2015. Excluding acquisition, merger, severance and retirement costs, net of tax, the Company’s adjusted net income was $5.1 million or $0.73 per diluted share for the fourth quarter of 2016. This compares to adjusted net income of $4.3 million or $0.62 per diluted share on a linked quarter basis and adjusted net income of $3.9 million or $0.61 per diluted share in the fourth quarter of 2015.

For the year ended December 31, 2016, net income was $14.9 million, or $2.16 per diluted share, compared to net income of $12.6 million, or $1.98 per diluted share for the year ended December 31, 2015. Excluding acquisition, merger, severance and retirement costs, net of tax, the Company’s adjusted net income was $17.3 million or $2.52 per diluted share for the year ended December 31, 2016. This compares to adjusted net income of $14.9 million or $2.34 per diluted share for the year ended December 31, 2015.

For the year ended December 31, 2016, the return on average assets was 0.76% compared to 0.71% in 2015. For the year ended December 31, 2016, the return on average equity was 9.61% compared to 9.69% for the year ended December 31, 2015.

The Company’s Board of Directors approved a dividend of $0.28 per share, payable February 23, 2017, to stockholders of record as of February 9, 2017. Based on the closing price of $54.20 per share on December 30, 2016 and the annual dividend payout of $1.12 per share, the dividend represents an annualized yield of 2.07%.

Due to the pending transaction with Community Bank System, Inc., Merchants Bancshares will not have an earnings call for its fourth quarter results.

2016 Financial Highlights

Balance Sheet:

•                  Total assets were $2.07 billion as of December 31, 2016, an increase of $72.0 million over the linked quarter and $45.4 million increase from December 31, 2015. The increase in total assets over the linked quarter was mainly driven by loan growth and new investment purchases. The increase in total assets from December 31, 2015 was due primarily to an increase in loan balances offset by a decrease in interest earning cash and other short-term investments.

•                  Gross loans as of December 31, 2016 totaled $1.51 billion, an increase of $36.9 million over the linked quarter and a $99.9 million increase from December 31, 2015. The increase in gross loans over the linked quarter consisted primarily of growth in commercial real estate loans.  Total commercial loans, defined as commercial, commercial real estate and construction, increased $38.2 million over the linked quarter. The increase in gross loans from December 31, 2015 was primarily due to an increase of $116.1 million in total commercial loans partially offset by a decline in residential real estate loans.

•                  Total deposits were $1.53 billion as of December 31, 2016, an increase of $23.6 million over the linked quarter and a decrease of $24.0 million from December 31, 2015. The increase in total deposits over the linked quarter was attributable to growth in money market and demand deposit balances partially offset by planned decrease in higher cost acquired time deposits at the NUVO division. The decrease in total deposits from December 31, 2015 was due to the planned decrease in higher cost time deposits at the NUVO division partially offset by growth in money market and demand deposit balances.

•                  Total stockholders’ equity as of December 31, 2016 was $156.8 million. Tangible book value per share increased by $1.20 to $21.58 per share at December 31, 2016 from $20.38 per share at December 31, 2015. The increase in tangible book value since December 31, 2015 was due primarily to $2.16 per share of net income, offset by dividends paid of $1.12 per share. Book value per share was $22.77 per share at December 31, 2016 as compared to $21.59 per share at December 31, 2015.

Income Statement:

•                  Taxable equivalent net interest income was $14.4 million for the fourth quarter of 2016, which was consistent with the linked quarter and an increase of $1.1 million over the same period in 2015. GAAP net interest income in the fourth quarter of 2016 was $13.9 million, compared to $13.8 million in the linked quarter and $12.7 million in the same period of 2015. The increase in GAAP net interest income over the same period in 2015 was due to the increase in gross loans.

•                  Taxable equivalent net interest margin for the fourth quarter of 2016 was 2.98%, a decrease of 5 basis points over the linked quarter and an increase of 9 basis points from the same period in 2015. The linked quarter decrease reflected lower asset yields. The increase from the same period in 2015 was driven by higher yields on interest-earning assets.

•                  Provision for credit losses was $200 thousand for the fourth quarter of 2016, compared to $500 thousand in the linked quarter and $0 in the same period in 2015. The decrease in the provision for credit losses over the linked quarter reflected strong loan quality offset by new loan growth. The increase in the provision for credit losses over the same period in 2015 was primarily due to new loan growth.

•                  Noninterest income for the fourth quarter of 2016 was $3.4 million, an increase of $281 thousand over the linked quarter and an increase of $325 thousand from the same period in 2015. These increases were primarily due to an increase in trust fees.

•                  Noninterest expense was $13.1 million for the fourth quarter of 2016, compared to $11.4 million in the linked quarter and $12.9 million in the same period in 2015. The increases in noninterest expense over the linked quarter and the same period in 2015 was due primarily to expenses incurred in connection with the pending merger with Community Bank System, Inc. Adjusted noninterest expense (excluding acquisition, merger, severance and retirement costs) was $10.6 million for the fourth quarter of 2016, compared to $10.9 million in the linked quarter and $10.9 million in the same period in 2015.

•                  The effective tax rate for the year ended December 31, 2016 was 24% compared to 20% for the year ended December 31, 2015. The increase was due primarily to higher pre-tax income and relatively consistent levels of tax exempt income which increased the taxable portion of pre-tax income and related tax provision.

Credit Quality and Capital Ratios:

•                  The allowance for loan losses (“ALL”) as of December 31, 2016 was $12.7 million, or 0.84% of gross loans, compared to $12.5 million, or 0.85% of gross loans as of September 30, 2016 and $12.0 million, or 0.85% of gross loans, as of December 31, 2015.

•                  Nonperforming loans were $3.2 million, or 0.21% of gross loans, at December 31, 2016, compared to $4.2 million, or 0.29% of gross loans at September 30, 2016 and $4.0 million, or 0.28% of gross loans at December 31, 2015. ALL as a percentage of nonperforming loans was 398% at December 31, 2016 compared to 296% at September 30, 2016 and 302% at December 31, 2015. Accruing loans 31 to 90 days past due as a percent of total loans were 0.03% at December 31, 2016 compared to 0.06% at September 30, 2016 and 0.05% at December 31, 2015. Merchants Bank continues to experience excellent credit quality.

•                  Estimated regulatory capital ratios at December 31, 2016:

•                  Common Equity Tier 1 — 12.43%

•                  Tier 1 Leverage — 8.71%

•                  Total Risk-Based Capital — 15.15%

•                  Tangible Capital — 7.22%

Proposed Transaction with Community Bank System, Inc.

On October 22, 2016, Merchants Bancshares and Community Bank System, Inc. (NYSE: CBU) entered into a definitive agreement under which Community Bank System, Inc. will acquire Merchants Bancshares in a cash and stock transaction.  The combination will provide natural market extension for both companies, joining two high-quality, low-risk franchises with long histories of service to their customers and communities.

Under the terms of the agreement, shareholders of Merchants Bancshares will have the option to receive, at their election, consideration per share equal to (i) 0.963 shares of Community Bank System, Inc. common stock, (ii) $40.00 in cash or (iii) the combination of 0.6741 shares of Community Bank System, Inc. common stock and $12.00 in cash, subject to an overall proration to 70% stock and 30% cash. The merger is expected to close in the second quarter of 2017 and is subject to customary closing conditions, including approval by the shareholders of Merchants Bancshares and required regulatory approvals. Additional information about the transaction can be found in the joint press release issued on October 24, 2016, which is available on the Investor Relations section of the Company’s website at www.mbvt.com.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures, such as core net income, tangible capital ratio and fully taxable equivalent net interest income. Net interest income is presented on a fully taxable equivalent basis, specifically included in interest income was tax-exempt interest income from certain tax-exempt loans. An amount equal to the tax benefit derived from this tax exempt income is added back to the interest income total, to produce net interest income on a fully taxable equivalent basis. Merchants Bancshares believes that the supplemental non-GAAP information is utilized by regulators and market analysts to evaluate a company’s financial condition and therefore such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. Additionally, capital ratios as presented are preliminary and will not be finalized until the Company completes and files its regulatory reporting.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements, which are based on certain assumptions and describe Merchants Bancshares’ future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. Actual results could differ materially from those projected in the forward-looking statements as a result of, among others; costs or difficulties related to the integration of NUVO; weakness in general, national, regional or local economic conditions, the performance of the investment portfolio, quality of credits or the overall demand for services; changes in loan default and charge-off rates which could affect the allowance for credit losses; declines in the equity and financial markets; reductions in deposit levels which could necessitate increased and/or higher cost borrowing to fund loans and investments; declines in mortgage loan refinancing, equity loan and line of credit activity which could reduce net interest and non-interest income; changes in the domestic interest rate environment and inflation; changes in the carrying value of investment securities and other assets; misalignment of interest-bearing assets and liabilities; increases in loan repayment rates affecting interest income and the value of mortgage servicing rights; changing business, banking, or regulatory conditions or policies, or new legislation affecting the financial services industry that could lead to changes in the competitive balance among financial institutions, restrictions on bank activities, changes in costs (including deposit insurance premiums), increased regulatory scrutiny, declines in consumer confidence in depository institutions, or changes in the secondary market for bank loan and other products; changes in accounting rules, federal and state laws, IRS regulations, and other regulations and policies governing financial holding companies and their subsidiaries which may impact Merchants Bancshares’ ability to take appropriate action to protect financial interests in certain loan situations; the ability of the Company and Community Bank System, Inc. (“CBU”) to satisfy the conditions set forth in the Merger Agreement (as defined and discussed below), disruptions to the Company’s business during the pendency of the Merger (as defined and discussed below; and the proposed merger with CBU.

You should not place undue reliance on forward-looking statements, and are cautioned that forward-looking statements are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, which are included in more detail in the Annual Report on Form 10-K, as updated by Quarterly Reports on Form 10-Q and other filings submitted to the Securities and Exchange Commission (“SEC”). Merchants Bancshares’ does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger with CBU, CBU has filed with the SEC a registration statement on Form S-4 that includes a proxy statement of the Company and a prospectus of CBU, as well as other relevant documents concerning the proposed merger.  Investors and stockholders are urged to read the registration statement and the proxy statement/prospectus and the other relevant materials filed with the SEC, as well as any amendments or supplements to those documents, because they contain important information. A free copy of the proxy statement/prospectus, as well as other filings containing information about the Company and CBU, may be obtained at the SEC’s Internet site (http://www.sec.gov).  You will also be able to obtain these documents, when available, free of charge from the Company at http://www.mbvt.com/ under the heading “Investor Relations” and then “SEC Filings” or from CBU by accessing its website at www.communitybankna.com under the heading of “Investor Relations” and then “SEC Filings & Annual Report.”  Copies of the proxy statement/prospectus can also be obtained, free of charge and when available, by directing a request to Merchants Bancshares, Inc., P.O. Box 1009, Burlington, Vermont 05402, Attention: Investor Relations, Telephone: (900) 322-5222 or to Community Bank System, Inc., 5790 Widewaters Parkway, DeWitt, New York 13214, Attention: Investor Relations, Telephone: (315) 445-2282.

PARTICIPANTS IN SOLICITATION

The Company and CBU and certain of their respective directors and executive officers may be deemed to participate in the solicitation of proxies from the stockholders of the Company in connection with the proposed merger.  Information about the directors and executive officers of the Company and their ownership of the Company common stock is set forth in the proxy statement for its 2016 annual meeting of stockholders, as filed with the SEC on Schedule 14A on April 15, 2016 and the definitive additional proxy soliciting materials for the Company’s 2016 annual meeting of stockholders, as filed with the SEC on May 3, 2016.  Information about the directors and executive officers of CBU and their ownership of CBU common stock is set forth in the proxy statement for its 2016 annual meeting of stockholders, as filed with the SEC on Schedule 14A on April 1, 2016.  Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement/prospectus regarding the proposed merger.  Free copies of this document when available may be obtained as described in the preceding paragraph.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	December 31,	September 30,	December 31,	September 30,
	2016	2016	2015	2015
Balance Sheets - Period End
Cash and due from banks	$26,116	$31,166	$30,605	$21,541
Interest earning cash and other short-term investments	56,727	47,551	119,578	89,918
Investments-available for sale, taxable	333,998	298,973	283,454	282,083
Investments-held to maturity, taxable	85,694	90,672	119,674	123,929
Loans	1,514,209	1,477,285	1,414,280	1,257,932
Allowance for loan losses (“ALL”)	12,659	12,540	12,040	12,210
Net loans	1,501,550	1,464,745	1,402,240	1,245,722
Federal Home Loan Bank (“FHLB”) stock	5,086	4,844	3,797	4,378
Bank premises and equipment, net	13,078	13,624	15,030	15,019
Investment in real estate limited partnerships	6,356	5,352	5,687	5,982
Bank owned life insurance	10,758	10,709	10,551	10,492
Core deposit intangible	1,156	1,207	1,360	—
Goodwill	7,011	7,011	6,967	—
Other assets	19,144	18,801	22,294	19,277
Total assets	2,066,674	1,994,655	2,021,237	1,818,341
Non-interest bearing deposits	640,922	632,847	631,244	575,492
Savings, interest bearing checking and money market accounts	687,340	661,962	665,623	620,224
Time deposits	199,208	209,031	254,572	191,757
Total deposits	1,527,470	1,503,840	1,551,439	1,387,473
Short-term borrowings	40,000	22,000	—	—
Securities sold under agreement to repurchase, short-term	312,118	276,083	286,639	267,794
Other long-term debt	3,651	3,673	5,238	2,258
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	6,010	10,153	9,248	7,551
Total liabilities	1,909,868	1,836,368	1,873,183	1,685,695
Stockholders’ equity	156,806	158,287	148,054	132,646

Balance Sheets - Quarter-to-Date Averages
Cash and due from banks	$30,138	$30,221	$28,380	$26,049
Interest earning cash and other short-term investments	48,894	40,879	106,681	52,795
Investments-available for sale, taxable	296,292	274,990	279,416	264,633
Investments-held to maturity, taxable	88,391	102,868	122,924	126,549
Loans	1,488,960	1,451,612	1,306,613	1,245,861
Allowance for loan losses	12,600	12,468	12,269	12,223
Net loans	1,476,360	1,439,144	1,294,344	1,233,638
FHLB stock	5,105	7,786	3,571	4,378
Bank owned life insurance	10,728	10,680	10,515	10,456
Other assets	49,228	51,214	45,312	41,245
Total assets	2,005,136	1,957,782	1,891,143	1,759,743
Non-interest bearing deposits	635,512	620,142	610,499	586,773
Savings, interest bearing checking and money market accounts	671,126	662,250	632,481	613,337
Time deposits	203,969	213,853	210,527	195,044
Total deposits	1,510,607	1,496,245	1,453,507	1,395,154
Short-term borrowings	13,380	63,130	—	9,649
Securities sold under agreement to repurchase, short-term	288,343	206,181	268,614	195,410
Other long-term debt	3,659	3,680	3,255	2,265
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	10,219	10,131	7,972	7,388
Total liabilities	1,846,827	1,799,986	1,753,967	1,630,485
Stockholders’ equity	158,309	157,796	137,176	129,258
Earning assets	1,927,642	1,878,135	1,819,205	1,694,216
Interest bearing liabilities	1,201,096	1,169,713	1,135,496	1,036,324

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	For the Twelve Months Ended
	December 31,	December 31,
	2016	2015
Balance Sheets - Year-to-Date Averages
Cash and due from banks	$29,529	$25,901
Interest earning cash and other short-term investments	50,242	81,961
Investments-available for sale, taxable	284,091	252,215
Investments-held to maturity, taxable	105,459	129,416
Loans	1,446,443	1,240,386
Allowance for loan losses	12,349	12,116
Net loans	1,434,094	1,228,270
FHLB stock	5,746	4,175
Bank owned life insurance	10,652	10,426
Other assets	51,080	43,132
Total assets	1,970,893	1,775,496
Non-interest bearing deposits	620,456	588,698
Savings, interest bearing checking and money market accounts	667,613	590,988
Time deposits	220,044	203,851
Total deposits	1,508,113	1,383,537
Short-term borrowings	25,425	3,953
Securities sold under agreement to repurchase, short-term	247,610	226,913
Other long-term debt	4,090	2,529
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619
Other liabilities	10,086	7,725
Total liabilities	1,815,943	1,645,276
Stockholders’ equity	154,950	130,220
Earning assets	1,891,981	1,708,153
Interest bearing liabilities	1,185,401	1,048,853

Ratios and Supplemental Information:

	December 31,	September 30,	December 31,	September 30,
	2016	2016	2015	2015
Ratios and Supplemental Information - Period End
Book value per share	$22.77	$22.99	$21.59	$20.93
Tangible book value per share	$21.58	$21.80	$20.38	$20.93
Common Equity Tier 1	12.43%	12.78%	12.86%	13.83%
Tier I leverage ratio	8.71%	8.84%	8.77%	8.93%
Total risk-based capital ratio	15.15%	15.59%	15.77%	17.10%
Tangible capital ratio (1)	7.22%	7.55%	6.94%	7.29%
Period end common shares outstanding	6,887,856	6,883,644	6,855,294	6,338,158

Credit Quality - Period End
Nonperforming loans (“NPLs”) (2)	$3,182	$4,236	$3,985	$764
Nonperforming assets (“NPAs”) (2)	$3,259	$4,236	$3,997	$764
NPLs as a percent of total loans (2)	0.21%	0.29%	0.28%	0.06%
NPAs as a percent of total assets (2)	0.16%	0.21%	0.20%	0.04%
ALL as a percent of NPLs (2)	398%	296%	302%	1,598%
ALL as a percent of total loans	0.84%	0.85%	0.85%	0.97%
Accruing loans 31 to 90 days past due as a percent of total loans	0.03%	0.06%	0.05%	0.01%

(1) The tangible capital ratio is calculated by dividing tangible equity by tangible assets.  See Tangible Capital Ratio reconciliation below.

(2) Non-performing loans have been updated to exclude accruing troubled debt-restructure loans.  Prior periods have been reclassified to be consistent with the current period presentation.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

Loan Portfolios:

	December 31,	September 30,	December 31,	September 30,
	2016	2016	2015	2015
Period End
Commercial, financial and agricultural	$257,078	$268,530	$237,451	$207,067
Municipal loans	114,509	112,007	105,421	108,423
Real estate loans - residential	447,527	450,584	468,443	448,632
Real estate loans - commercial	636,755	584,392	558,004	450,673
Real estate loans - construction	52,533	55,210	34,802	40,748
Installment loans	5,790	6,547	10,115	2,370
All other loans	17	15	44	19
Total Loans	$1,514,209	$1,477,285	$1,414,280	$1,257,932

Tangible Capital Ratio (Non-GAAP):

	December 31,	September 30,	December 31,	September 30,
	2016	2016	2015	2015
Period End
Total assets	$2,066,674	$1,994,655	$2,021,237	$1,818,341
Core deposit intangible	1,156	1,207	1,360	—
Goodwill	7,011	7,011	6,967	—
Tangible assets	2,058,507	1,986,437	2,012,910	1,818,341

Total stockholders’ equity	156,806	158,287	148,054	132,646
Core deposit intangible	1,156	1,207	1,360	—
Goodwill	7,011	7,011	6,967	—
Tangible stockholders’ equity	148,639	150,069	139,727	132,646

Tangible capital ratio	7.22%	7.55%	6.94%	7.29%

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	For the Three Months Ended			For the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015
Operating Results
Interest income
Interest and fees on loans	$13,170	$13,058	$11,608	$51,929	$44,087
Interest and dividends on investments	1,752	1,818	1,995	7,555	7,779
Interest on interest earning deposits with banks and other short-term investments	63	54	94	256	250
Total interest and dividend income	14,985	14,930	13,697	59,740	52,116
Interest expense
Savings, interest bearing checking and money market accounts	442	413	358	1,719	1,433
Time deposits	295	321	337	1,347	1,312
Total deposits	737	734	695	3,066	2,745
Short-term borrowings	16	79	—	126	13
Securities sold under agreement to repurchase, short-term	135	107	108	454	497
Long-term debt	217	213	202	854	797
Total interest expense	1,105	1,133	1,005	4,500	4,052
Net interest income	13,880	13,797	12,692	55,240	48,064
Provision for credit losses	200	500	—	1,105	250
Net interest income after provision for credit losses	13,680	13,297	12,692	54,135	47,814
Noninterest income
Trust division income	1,164	843	858	3,709	3,525
Net, debit card income	802	765	779	3,028	3,080
Overdraft income	638	667	678	2,613	2,004
Service charges on deposits	433	427	396	1,699	1,504
Other noninterest income	375	429	376	1,639	1,847
Total noninterest income	3,412	3,131	3,087	12,688	11,960
Noninterest expense
Compensation and benefits	5,427	5,785	6,133	22,976	21,879
Occupancy expense	1,128	1,050	1,023	4,342	4,251
Equipment expense	635	676	747	2,734	2,971
Telephone expense	159	187	179	736	789
Legal and professional fees	632	651	596	2,607	1,991
Mobile & internet banking	333	345	402	1,380	1,597
Core / Item processing	496	425	476	1,897	1,765
Marketing expenses	206	196	125	801	561
State franchise taxes	390	399	408	1,585	1,503
FDIC insurance	133	248	233	916	886
Community Bank System, Inc. merger costs	2,543	476	—	3,019	—
NUVO Bank & Trust Company acquisition costs	—	—	1,511	61	1,875
Core deposit intangible amortization	51	51	17	204	17
Other noninterest expense	946	931	1,041	3,993	3,886
Total noninterest expense	13,079	11,420	12,891	47,251	43,971
Income before provision for income taxes	4,013	5,008	2,888	19,572	15,803
Provision for income taxes	897	1,097	579	4,689	3,185
Net income	3,116	3,911	2,309	14,883	12,618

Amounts reported for prior periods are reclassified, where necessary, to be consistent with the current period presentation.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	For the Three Months Ended			For the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015
Ratios and Supplemental Information
Weighted average common shares outstanding	6,886,127	6,877,536	6,493,180	6,871,372	6,373,122
Weighted average diluted shares outstanding	6,923,006	6,899,116	6,498,071	6,896,474	6,386,128
Basic earnings per common share	$0.45	$0.57	$0.36	$2.17	$1.98
Diluted earnings per common share	$0.45	$0.57	$0.36	$2.16	$1.98
Return on average assets	0.62%	0.80%	0.49%	0.76%	0.71%
Return on average stockholders’ equity	7.83%	9.91%	6.73%	9.61%	9.69%
Average yield on loans	3.67%	3.74%	3.69%	3.74%	3.72%
Average yield on investments	1.80%	1.89%	1.97%	1.91%	2.02%
Average yield of earning assets	3.21%	3.29%	3.12%	3.27%	3.17%
Average cost of interest bearing deposits	0.33%	0.33%	0.33%	0.35%	0.35%
Average cost of borrowed funds	0.45%	0.54%	0.42%	0.48%	0.51%
Average cost of interest bearing liabilities	0.37%	0.39%	0.35%	0.38%	0.39%
Net interest rate spread	2.84%	2.90%	2.77%	2.89%	2.78%
Net interest margin	2.98%	3.03%	2.89%	3.04%	2.94%
Net interest income on a fully taxable equivalent basis	$14,358	$14,386	$13,247	$57,463	$50,153
Net (charge-offs) recoveries to average loans	(0.02)%	(0.06)%	0.00%	(0.03)%	(0.01)%
Net (charge-offs) recoveries	$(66)	$(226)	$(43)	$(381)	$(109)
Efficiency ratio (1)	57.13%	59.80%	63.70%	60.20%	64.02%

(1)  The efficiency ratio excludes amortization of intangibles, OREO expenses, gain/loss on sales of securities, state franchise taxes and any significant nonrecurring items.

Adjusted Net Income (Non-GAAP):

	For the Three Months Ended			For the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015
Adjusted Net Income
Community Bank System, Inc. merger costs	$2,543	$476	$—	$3,019	$—
NUVO Bank & Trust Company acquisition costs	—	—	1,511	61	1,875
Severance and retirement costs	(24)	9	528	162	1,007
Tax effect	563	106	408	777	576
Adjustments, net of tax	$1,956	$379	$1,631	$2,465	$2,306

GAAP net income as reported	3,116	3,911	2,309	14,883	12,618
Adjusted net income	$5,072	$4,290	$3,940	$17,348	$14,924

Weighted average common shares outstanding	6,886	6,878	6,493	6,871	6,373
Weighted average diluted shares outstanding	6,923	6,899	6,498	6,896	6,386

Adjusted basic earnings per common share	$0.74	$0.62	$0.61	$2.52	$2.34
Adjusted diluted earnings per common share	$0.73	$0.62	$0.61	$2.52	$2.34